EXHIBIT 99.1
News Release

Contacts:
Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Roger K. Newport, Executive Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel and Other U.S. Producers File Trade Cases Against Eight Countries
Related to Cold-Rolled Steel

West Chester, OH, July 28, 2015 - AK Steel (NYSE: AKS) today announced that it has joined other major domestic steel producers in filing antidumping and counter-vailing duty petitions against eight countries related to cold-rolled steel. The antidumping petitions charge that unfairly traded imports of cold-rolled steel from Brazil, China, India, Japan, South Korea, Netherlands, Russia, and the United Kingdom are causing material injury to AK Steel and the domestic steel industry. The counter-vailing duty petitions charge that significant subsidies have been provided to the foreign producers by the governments of Brazil, China, India, South Korea, and Russia.
AK Steel produces cold-rolled steel for various customer applications, including appliances, automotive products, containers, and construction. Cold-rolled steel comprised approximately 20 percent of the company’s shipments in 2014.
“AK Steel and the domestic industry have been facing a surge of what we believe are unfairly dumped and subsidized imports of cold-rolled steel coming into this country,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The negative impact to our company and to other U.S. producers has been significant in terms of pricing, production, sales and earnings.”
AK Steel was joined in filing the petitions by Arcelor Mittal USA LLC, Nucor Corporation, Steel Dynamics, Inc. and United States Steel Corporation. The petitions were filed today with the United States Department of Commerce (“Commerce Department”) and the United States International Trade Commission (“USITC”).
The eight countries covered by the antidumping petitions and the dumping margins alleged by AK Steel and the domestic industry are as follows:

COUNTRY	DUMPING MARGINS ALLEGED
Brazil	50.07% - 59.74%
China	265.98%
India	42.28%
Japan	82.58%
South Korea	93.32% - 176.13%
Netherlands	47.36% - 136.46%
Russia	69.12% - 320.45%
United Kingdom	47.64% - 84.34%

The petitions also allege that the foreign producers benefit from numerous counter-vailable subsidies. The petitions were filed in response to large and increasing volumes of low-priced imports of cold-rolled steel from the subject countries over the past three years that have injured AK Steel and other U.S. producers. Imports of cold-rolled steel from the eight countries targeted by this case increased by 120% between 2012 and 2014, from 798,000 tons to 1.75 million tons. These imports increased further in January - May of 2015 as compared to the same period in 2014, from 548,835 to 790,361 tons. In 2014, these countries exported more than $1.2 billion of cold-rolled steel to the United States.
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The petitions allege that producers in the subject countries have injured AK Steel and others in the domestic industry by selling their products at unfairly low prices that significantly undercut the prices of U.S. producers. As a result, imports of cold-rolled steel have captured an increasing share of the U.S. market at the direct expense of AK Steel and the U.S. industry. The price declines that U.S. producers have suffered are likely to continue if duties are not imposed to level the playing field.
Antidumping duties are intended to offset the amount by which a product is sold at less than fair value, or “dumped,” in the United States. The margin of dumping is calculated by the Commerce Department. Estimated duties in the amount of the dumping are collected from importers at the time of importation. Counter-vailing duties are intended to offset unfair subsidies that are provided by foreign governments and benefit the production of a particular good. The USITC, an independent agency, will determine whether the domestic industry is materially injured or threatened with material injury by reason of the unfairly traded imports.
Cold-rolled steel is hot-rolled steel that has been hardened through the cold-rolling process and that may or may not undergo further processing including annealing, hardening / tempering, and temper rolling. While a substantial portion of cold-rolled steel production is used “as is,” a majority in the United States is further processed by galvanizing or coating. Cold-rolled steel is primarily used in appliances, automotive products, containers, and construction.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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